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                                                                     Exhibit 2.5



                           CERTIFICATE OF DESIGNATION

                                       OF

              7-7/8% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK

                                       OF

                             HEALTH CARE REIT, INC.


                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


                  The undersigned duly authorized officer of Health Care REIT, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the Second Restated Certificate of Incorporation of the Corporation and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Securities Issuance Committee of the Board, acting by unanimous written consent effective as of June 11, 2003 pursuant to authority delegated to it by the Board by resolution adopted by unanimous written consent effective as of June 9, 2003, adopted a resolution (i) authorizing a new series of the Corporation's previously authorized Preferred Stock, $1.00 par value per share (the "Preferred Stock"), and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 4,000,000 shares of 7-7/8% Series D Cumulative Redeemable Preferred Stock of the Corporation, as follows:

                  RESOLVED, that the Corporation is authorized to issue 4,000,000 shares of 7-7/8% Series D Cumulative Redeemable Preferred Stock, $1.00 par value per share, which shall have the following powers, designations, preferences and other special rights:

                  Section 1. Designation and Amount. The shares of such series shall be designated as "7-7/8% Series D Cumulative Redeemable Preferred Stock" (the "Series D Preferred Stock") and the number of shares constituting such series shall be Four Million (4,000,000).

                  Section 2. Maturity. The Series D Preferred Stock shall have no stated maturity and will not be subject to any sinking fund or mandatory redemption.
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                  Section 3. Rank. The Series D Preferred Stock shall, with
respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) senior to all classes or series of common stock of the Corporation, and to all equity securities ranking junior to the Series D Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (ii) on a parity with the Corporation's Junior Participating Preferred Stock, Series A, the Corporation's 8 7/8% Series B Cumulative Redeemable Preferred Stock, the Corporation's Series C Cumulative Convertible Preferred Stock, and all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series D Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, and (iii) junior to equity securities issued by the Corporation to the extent that the terms of such equity securities specifically provide that such equity securities rank senior to the Series D Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

                  Section 4. Dividends.

                  (A) Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee thereof), out of funds of the Corporation legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7-7/8% of the liquidation preference per annum per share (equivalent to $1.96875 per share).

                  (B) Dividends on the Series D Preferred Stock shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or about the 15th day of January, April, July and October or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend on the Series D Preferred Stock is scheduled to be paid on October 15, 2003. Any dividend payable on the Series D Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last day of the calendar month first preceding the applicable Dividend Payment Date or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

                  (C) No dividends on shares of Series D Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation if such declaration or payment is restricted or prohibited by law.

                  (D) Notwithstanding the foregoing, dividends on the Series D Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series D Preferred Stock will not bear interest and holders of the Series D Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series D Preferred Stock shall

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

first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

                  (E) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series D Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series D Preferred Stock for the year bears to the Total Dividends. The Corporation will make a similar allocation for each taxable year with respect to any undistributed long-term capital gains of the Corporation that are to be included in its stockholders' long-term capital gains, based on the allocation of the Capital Gains Amount that would have resulted if such undistributed long-term capital gains had been distributed as "capital gains dividends" by the Corporation to its stockholders.

                  (F) No full dividends will be declared or paid or set apart for payment on any series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series D Preferred Stock (other than a dividend in shares of any class of stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series D Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

                  (G) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment on nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund

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for the redemption of any such shares of any such stock) by the Corporation
(except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends and upon liquidation or for the purpose of preserving the Corporation's qualification as a Real Estate Investment Trust (a "REIT")).

                  Section 5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series D Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that ranks junior to the Series D Preferred Stock as to liquidation rights. For such purposes, the consolidation or merger of the Corporation with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

                  Section 6. Redemption.

                  (A) The Series D Preferred Stock shall not be redeemable prior to July 9, 2008. On and after July 9, 2008, the Corporation, at its option, upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, to the extent the Corporation has funds legally available therefore. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Corporation, which may include shares of other series of Preferred Stock. For purposes of the preceding sentence, "capital stock" means any common stock, preferred stock, depository shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series D Preferred Stock to be redeemed shall surrender such Series D Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series D Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

                  (B) Unless full cumulative dividends on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for

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the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Series D Preferred Stock in order to ensure that the Corporation continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series D Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

                  (C) Notice of redemption shall be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice furnished by the Corporation will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the transfer agent. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed;
(iv) the place or places where the Series D Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series D Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed.

                  (D) Immediately prior to any redemption of Series D Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

                  (E) From and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Series D Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

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                  Section 7. Voting Rights.

                  (A) Holders of the Series D Preferred Stock shall not have any voting rights except as set forth in this Section 7 or as otherwise required by law. To the extent that voting rights otherwise required by law can be waived or released, such voting rights are hereby waived and released.

                  (B) Whenever dividends on the Series D Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the holders of the Series D Preferred Stock (voting separately as a class with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Corporation at the next annual meeting of stockholders or at a special meeting called by holders of record of at least 25% of the Series D Preferred Stock or by holders of any such other series of Preferred Stock so in arrears with like voting rights (unless such request is received less than 90 days before the date fixed for the next annual meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series D Preferred Stock for the past dividend periods and the dividend for the then current dividend period either have been fully paid or have been declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two directors.

                  (C) So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of Series D Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such Series D Preferred Stock voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any series of stock ranking prior to such Series D Preferred Stock with respect to payment of dividends, or in the distribution of assets on liquidation, dissolution or winding up, or reclassify any authorized stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) repeal, amend, or otherwise change any of the provisions applicable to the Series D Preferred Stock in any manner that materially and adversely affects the powers, preferences, or other special rights or privileges of the Series D Preferred Stock or the holders thereof; provided, however, that any increases in the amount of the authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Series D Preferred Stock, shall not be deemed to materially and adversely affect such powers, preferences, or other special rights or privileges.

                  (D) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.


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


                  (E) Except as expressly stated in this Certificate of Designation, the Series D Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, except to the extent that such merger, consolidation or sale changes the express powers, preferences, rights or privileges of holders of the Series D Preferred Stock as specified herein in a manner that would materially and adversely affect the holders of the Series D Preferred Stock.

                  Section 8. Conversion. The Series D Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation.

                  Section 9. Restrictions on Ownership and Transfer to Preserve Tax Benefit.

                  (A) Limit on Stock Ownership. No person may acquire shares of the Series D Preferred Stock that, when combined with all other holdings by such person of shares of the Series D Preferred Stock and shares of any other class or series of the Corporation, would result in the direct or indirect ownership by such person of shares of the Corporation with a market value exceeding 9.8% of the market value of all of the outstanding shares of all classes of the Corporation calculated on a combined basis (the "Ownership Value Limit"), and no shares of Series D Preferred Stock may be issued or transferred to any person to the extent that, following such issuance or transfer, the market value of such person's ownership of shares of the Corporation would exceed the Ownership Value Limit. For purposes of the application of this restriction to any person, any securities convertible into shares of the Corporation and any rights or options to acquire shares of the Corporation that are held by such person shall be treated as if such conversion rights, acquisition rights, and options had been exercised. Further, no person may acquire or own shares of Series D Preferred Stock to the extent that the acquisition or ownership would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT.

                  (B) Notice and Request for Information. Any person who violates the restrictions on ownership contained in this Section 9 in acquiring actual or constructive ownership of shares of Series D Preferred Stock is required to give notice thereof immediately to the Corporation and provide the Corporation with such other information as the Corporation may request in order to determine the effect of such acquisition on the Corporation's status as a REIT.

                  (C) Transfers in Excess of the Ownership Value Limit. If any purported transfer of Series D Preferred Stock or any other event would otherwise result in any person violating the Ownership Value Limit or such other limit as permitted by the Board of Directors, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares of Series D Preferred Stock with a value that caused the Prohibited Transferee to exceed the Ownership Value Limit or such other limit (the "Excess Shares"), and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such Excess Shares (the "Prohibited Owner") shall cease to own any right or interest) in such Excess Shares. If the foregoing sentence is determined to be

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

invalid by virtue of any legal decision, statute, rule or regulation, the Prohibited Transferee shall be conclusively deemed to have acted as an agent on behalf of the Corporation in acquiring the Excess Shares to hold such Excess Shares on behalf of the Corporation. As the equivalent of treasury securities for such purposes, the Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and shall not be entitled to receive dividends or any other distribution with respect to such shares. Any Prohibited Transferee who receives dividends or any other distribution in respect of Excess Shares shall hold the same as agent for the Corporation and for the transferee of the Excess Shares following a permitted transfer.

                  (D) Exceptions.

                      (i) The Board of Directors may, but in no event will be required to, waive the Ownership Value Limit with respect to a particular shareholder if it determines that such ownership will not jeopardize the Corporation's status as a REIT and the Board of Directors otherwise decides such action would be in the best interest of the Corporation. As a condition of such waiver, the Board of Directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Corporation.

                      (ii) The restrictions on transferability and ownership contained in this Section 9 will not apply if the Board of Directors determines that it is no longer in the best interest of the Corporation to attempt to qualify, or to continue to qualify, as a REIT.

                  (E) Definitions. For purposes of this Section 9: (i) "Person" includes an individual, corporation, partnership, association, joint stock company, trust, unincorporated association or other entity; (ii) "Ownership" means beneficial ownership determined on the basis of the beneficial ownership rules applicable under the Securities Exchange Act of 1934, as amended, or such other basis as the Board of Directors reasonably determines to be appropriate to effectuate the purposes hereof; and (iii) "Market Value" means the value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange or traded on the NASDAQ National Market or similar quotation system, or if the shares are not then so listed or traded, the average of the closing bid and asked prices on the principal market for such shares, provided that if there is no active trading market for the shares, "Market Value" means the higher of the redemption value or liquidation preference of such shares, if any, or such value fixed by the Board of Directors of the Corporation in good faith as the value of such shares.

                  (F) Additional Restrictions. Notwithstanding anything herein to the contrary, the Corporation and its transfer agent may refuse to transfer any shares of Series D Preferred Stock, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of the Board of Directors or counsel to the Corporation, disqualify the Corporation as a REIT under the Internal Revenue Code. Nothing herein contained shall limit the ability of the Corporation to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to preserve the Corporation's tax status as a qualified REIT.


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

                  (G) Certificate Legend. All certificates representing shares of the Series D Preferred Stock shall be marked with a legend sufficient under the laws of the State of Delaware to provide a purchaser of such shares with notice of the restrictions on transfer under this Section 9.

                  (H) Settlement of Transactions. Nothing in this Section 9, including but not limited to Paragraph (B), shall preclude the settlement of any transactions through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system on which the Series D Preferred Stock is traded. The fact that settlement of any transaction takes place shall not, however, negate the effect of any other provision of this Section 9, which shall remain applicable to all acquiring persons.

                  (I) Invalidity of Provisions. If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                  (J) The provisions set forth in this Section 9 shall apply to the Series D Preferred Stock notwithstanding any contrary provisions of the Series D Preferred Stock described in this Certificate of Designation.

                  Section 10. Amendment. This Certificate of Designation shall not be amended in any manner that would materially and adversely affect the holders of the Series D Preferred Stock without the affirmative consent or vote of the holders of at least two-thirds of the Series D Preferred Stock outstanding at the time.

                  IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate and does affirm the foregoing as true under the penalties of perjury this 8th day of July, 2003.



                                   /s/ George L. Chapman
                                   --------------------------------------------
                                   George L. Chapman
                                   Chairman of the Board and Chief Executive
                                   Officer

ATTEST:


/s/ Erin C. Ibele
--------------------------------------
Erin C. Ibele
Vice President and Corporate Secretary


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